SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 23, 2010

SUNRISE ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11248	84-0938688
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

570 7th Avenue
New York, NY 10018
(Address of Principal Executive Offices) (Zip Code)

(917) 463-4210
(Issuer Telephone number, including area code)

Item 1.01    Entry into a Material Definitive Agreement

During 2004-2005 Sunrise Energy Resources, Inc. (“Sunrise” or the “Company”) borrowed $275,091 from its former shareholder Infox Ltd to fund the general and administration expenses of the Company. As of April 1, 2010 the outstanding balance due to Infox Ltd. amounted to $297,567 including principal and accrued interest.

Also during 2009-2010 the Company borrowed $109,441 from Zaccam Trading Ltd, an affiliate, to fund the general and administration expenses of the Company. As of April 1, 2010 the outstanding balance due to Zaccam Trading Ltd. amounted to $109,441 including principal and accrued interest.

On April 1, 2010 the Company was contacted by Infox Ltd. and Zaccam Trading Ltd. with a request to repay the outstanding amounts at the earliest possible opportunity. Despite multiple efforts to raise funding undertaken during April 1, 2010 to the date hereof the Borrower has been unable to raise $407,008 to settle the Loans or raise smaller amounts to partially settle and re-negotiate the aforesaid loans.

On May 23, 2010 the Company entered into Convertible Debenture Note Agreements with Infox Ltd and Zaccam Trading Ltd. In accordance with the Convertible Note Agreements, the amounts of $297,567 and $109,441 were exchanged for 10% subordinated convertible debentures notes due March 31, 2010 (“the Notes”). The Notes carried a 10% interest rate payable quarterly on the last day of each quarter. The effective date of the Notes was April 1, 2010. The amounts outstanding under the Notes can be converted into common stock of the Company at the conversion price of $0.01 which is not subject to adjustments to stock splits occurring prior to conversion. Note agreements containing detailed terms are filed as exhibits hereto.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Same as Item 1.01

Item 2.04    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Same as Item 1.01. The Company will need to pay approximately $40,701 per year or approximately $10,175 per quarter to service the interest payments under the Notes.

Item 9.01    Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibits

EX 99.1	Convertible Debenture Note agreement dated May 23, 2010 between the Registrant and Infox Ltd.
EX 99.2	Convertible Debenture Note agreement dated May 23, 2010 between the Registrant and Zaccam Trading Ltd.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunrise Energy Resources, Inc.

Dated: June 2, 2010	By:	/s/ Konstantin Tsiryulnikov
Chief Executive Officer